UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

_____________________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2014

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Learning Tree International, Inc.

(Exact Name of Registrant as Specified in Charter)

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Delaware	0-27248	95-3133814
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
1831 Michael Faraday Drive
Reston, Virginia 20190
(Address of principal executive offices)
(703) 709-9119
(Registrant’s Telephone Number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2014, Mr. Eric R. Garen, a director of Learning Tree International, Inc. (the “Company”), notified the Company that he was resigning as a director of the Company’s Board of Directors (the “Board”), including his position as Vice Chairman of the Board, effective at the close of business on December 31, 2014.

Mr. Garen also provided written notice to terminate his employment agreement with the Company, which notice of termination was accepted by the Company to be effective on December 31, 2014. Other than payments due to Mr. Garen for his service to the Company through December 31, 2014, no other payments or other compensation will be paid to Mr. Garen in connection with the termination of his employment agreement or resignation as a director of the Board.

Mr. Garen informed the Company that his decision to resign was to allow him to devote more time to a charitable organization serving low-income high school and college students. Together with Dr. David Collins, Mr. Garen is one of the co-founders of the Company and has served the Company with distinction for over 40 years. The Company expresses its gratitude and appreciation for Mr. Garen’s many contributions to the Company.

Item 8.01 Other Events.

As previously reported, the Company received a notice from the NASDAQ Stock Market LLC (“NASDAQ”) on August 13, 2014, that it was not in compliance with Rule 5450(b)(1)(A) of the NASDAQ Listing Rules, which requires a listed company to maintain a minimum of $10,000,000 in stockholders’ equity for its continued listing on The NASDAQ Global Market. On December 22, 2014, the Company received a notification from NASDAQ that, based on the Company’s annual report Form 10-K for the period ending October 3, 2014, the NASDAQ staff has determined that the Company complies with Rule 5450(b)(1)(A) and that the matter is now closed.  There can be no assurance, however, that the Company will be able to maintain compliance long-term with NASDAQ requirements for continued listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2014	LEARNING TREE INTERNATIONAL, INC.

	By:	/s/ MAX SHEVITZ
Max Shevitz
President